ARTICLES OF INCORPORATION

OF

MADISON MANAGEMENT, INC.

FIRST:                                The name of this corporation shall be:

MADISON MANAGEMENT, INC.

SECOND:	Its registered office in the State of Nevada is to be located at: 1400 Colorado Street, Boulder City, Nevada 89005, and its registered agent at such address is SAMUEL WIERDOW, INC.

THIRD:	The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Nevada.

FOURTH:	The total number of shares of stock which this corporation is authorized to issue is: Twenty-five million (25,000,000) with a par value of $.001 per share.

FIFTH:	The first Board of Directors shall consist of two members:

Michele Larson
12561 Carmel Canyon Road
San Diego, CA 92130

Sandra Lary
12561 Carmel Canyon Road
San Diego, CA 92130

SIXTH:	The name and address of the incorporator signing these articles of incorporation is:

Stan Medley, 249 North Brand Blvd. #586, Glendale, CA 91203

IN WITNESS THEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this Certificate of Incorporation this 30th day of January 2001.

/s/ Stan Medley
Stan Medley
Incorporator

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT BY RESIDENT AGENT

SAMUEL WIERDLOW, INC. hereby accepts appointment as Registerd Agent for the above named corporation.

Dated:	January 30, 2001	/s/ Samuel Wierdlow, Inc.
Samuel Wierdlow, Inc.
By: Stan Medley, President